EXHIBIT 4.1

CERTIFICATE OF DESIGNATION

of

SERIES 2 REDEEMABLE PREFERRED STOCK

GWG HOLDINGS, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

GWG HOLDINGS, INC., a Delaware corporation (the “Company”), hereby certifies as of ______________, 2017 (the “Filing Date”), that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”), effective as of ______________, 2017, pursuant to Section 151(g) of the Delaware General Corporation Law (the “DGCL”):

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Company’s Certificate of Incorporation, and in accordance with the Delaware General Corporation Law, Section 151, the Board of Directors hereby states the authorized number and terms of a new class of preferred stock of the Company, to be entitled “Series 2 Redeemable Preferred Stock,” and fixes the relative powers, privileges, preferences and rights, and the qualifications, limitations and restrictions, thereof as follows:

1.            Designation and Amount. The shares of such series shall be designated as “Series 2 Redeemable Preferred Stock,” and the number of shares constituting the Series 2 Redeemable Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Series 2 Redeemable Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of any then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Series 2 Redeemable Preferred Stock, if any.

2.            Stated Value.

(a)            Each share of Series 2 Redeemable Preferred Stock shall have a stated value equal to $1,000 (the “Stated Value”). If at any time after the Filing Date the Company effects (i) a stock dividend payable in shares of Series 2 Redeemable Preferred Stock, (ii) a subdivision of the outstanding Series 2 Redeemable Preferred Stock into a greater number of shares of Series 2 Redeemable Preferred Stock, or (iii) a combination of the outstanding shares of Series 2 Redeemable Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series 2 Redeemable Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

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(b)            Upon any adjustment of the Stated Value of the Series 2 Redeemable Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of the Series 2 Redeemable Preferred Stock (“Holders”), which notice shall state the new stated value resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.            Ranking. As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series 2 Redeemable Preferred Stock shall rank as follows: (a) senior to the Company’s common stock; (b) pari passu with the Company’s Series A Convertible Preferred Stock and the Company’s Redeemable Preferred Stock; and (c) senior to or pari passu with all other classes and series of the Company’s preferred stock.

4.            Dividends in Cash or in Kind.

(a)            Holders shall be entitled to receive for each share of Series 2 Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of [●]% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or if such date is not a business day, then the next following business day), when and as declared by the Board (the “Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Series 2 Redeemable Preferred Stock. Preferred Dividends on shares of Series 2 Redeemable Preferred Stock shall also be payable upon any Redemption Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below.

(b)            Preferred Dividends shall cease to accrue on shares of Series 2 Redeemable Preferred Stock on the day immediately prior to any Redemption Date, as defined in Section 9(a) below, and on the final distribution date relating to a Liquidation Event.

(c)            Regular dividends shall be payable to the Holders, in accordance with the DGCL, as of each regular record date that is the final business day of a calendar month that is also a day on which the Company’s common stock trades or is eligible for trading on the primary market for such stock. Notwithstanding the foregoing, Holders as of a regular record date must have held their Series 2 Redeemable Preferred Stock for more than two business days (each of which must also have been a trading day on which the Company’s common stock traded or was eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on the next payment date. If the Company’s common stock no longer trades or is eligible for trading on a trading market, then the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply. In the case of payment by the Company of dividends in the form of shares of Series 2 Redeemable Preferred Stock, such stock shall be valued at the Stated Value.

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(d)            Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Series 2 Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends at the time such Preferred Dividends become payable or at any other time. Preferred Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

(e)            No dividend shall be declared on any other series or class or classes of capital stock to which the Series 2 Redeemable Preferred Stock ranks senior or pari passu as to dividends or liquidation, including without limitation shares of common stock, in respect of any period, nor shall any series or class of capital stock that ranks junior or pari passu to the Series 2 Redeemable Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such junior stock), unless all accrued and unpaid Preferred Dividends through the most recent payment date have been or contemporaneously are declared and paid on all then-outstanding shares of the Series 2 Redeemable Preferred Stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of common stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation for such preferred stock, or terms superior to those contained within such Certificate of Designation, or (iii) shares of Redeemable Preferred Stock pursuant to the terms of the Certificate of Designation for such preferred stock, or terms superior to those contained within such Certificate of Designation.

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5.            Liquidation Preference.

(a)            In the event of (i) the sale, conveyance, exchange or other disposition of all or substantially all of the assets of the Company, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization with any other entity in which the Company’s stockholders prior to any such transaction own less than a majority of the voting securities of the surviving entity (a “Change-in-Control Transaction”), or (iii) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event described in clause (i), (ii) and (iii), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company in the manner required by the DGCL (the “Net Assets Available for Distribution”). Subject to the provisions of Section 5(d) below, each Holder shall be entitled to be paid out of the Net Assets Available for Distribution, and before any payment or distribution is made to the holders of any class of capital stock ranking junior to the Series 2 Redeemable Preferred Stock, and on a pari passu basis with holders of Series A Convertible Preferred Stock, Redeemable Preferred Stock and any other class or series of capital stock then ranking pari passu with the Series 2 Redeemable Preferred Stock (if the Liquidation Event triggers a payment obligation on such classes), for each then-outstanding share of Series 2 Redeemable Preferred Stock held by such Holder, an amount equal to the Stated Value, as adjusted, plus all accrued and unpaid Preferred Dividends thereon (the “Liquidation Amount”). Notwithstanding the foregoing, a transaction shall not constitute a Liquidation Event if the Board shall have approved such transaction and the sole purpose of the transaction is to change the jurisdiction in which the Company is incorporated or create a holding company with substantially similar series and classes of capital shares, each having substantially the same terms as those that existed immediately prior to the transaction and owned in the same proportions by the persons or entities who held the Company’s securities immediately prior to such transaction. Holders of a majority of the shares of Series 2 Redeemable Preferred Stock, voting as a single class, may vote to determine whether a transaction which otherwise constitutes a Liquidation Event shall be deemed not to be a Liquidation Event for purposes of this Section 5(a).

(b)            If the amount of the Net Assets Available for Distribution is insufficient to pay the full Liquidation Amount, then such Net Assets Available for Distribution shall be distributed ratably to the Holders in proportion to the respective amounts to which such Holders would otherwise be entitled.

(c)            If any distribution contemplated in this Section 5 is payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board.

(d)            In connection with the occurrence of a Change-in-Control Transaction, Holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock may vote to receive, in lieu of cash in an amount per share equal to the Liquidation Amount, securities of the successor or purchasing corporation having the same or substantially identical rights, preferences and privileges as the Series 2 Redeemable Preferred Stock held immediately prior to such Change-in-Control Transaction.

6.            Voting. Except as otherwise set forth herein or as required by law, Holders shall not be entitled to vote on any matter on account of their Series 2 Redeemable Preferred Stock. If the DGCL requires the vote of the Holders, voting as a separate class, to authorize an action of the Company, then the affirmative vote of the Holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock shall constitute the approval of such action by the class, unless the DGCL requires a different threshold, in which case such different threshold shall apply.

7.            Certain Notices. The Company will provide the Holders with prior written notice of any meeting of the stockholders of the Company and written notice of any action taken by the stockholders of the Company without a meeting. The Company will also provide the Holders with at least 20 days’ written notice prior to the consummation of any transaction described in Section 5(a), clauses (i) or (ii), constituting a Liquidation Event.

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8.            Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of Holders of a majority of then-outstanding shares of Series 2 Redeemable Preferred Stock, voting together as a single class, given in writing or by a vote at a meeting, shall be required for the Company to:

(a)            amend or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series 2 Redeemable Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series 2 Redeemable Preferred Stock designated for issuance hereunder, as contemplated in Section 1 above);

(b)            authorize, create or issue shares of any class of stock having rights, preferences or privileges upon a liquidation of the Company that are superior to the Series 2 Redeemable Preferred Stock; or

(c)            amend the Certificate of Incorporation of the Company in a manner that adversely and materially affects the rights of the Series 2 Redeemable Preferred Stock.

9.            Redemption and Repurchase.

(a)          Redemption Request by a Holder.

(i)           Upon receipt of a written notice from a Holder requesting that the Company redeem all or any portion of such Holder’s share(s) (the “Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Series 2 Redeemable Preferred Stock for the Redemption Price, as defined in Section 9(b)(i), subject, however, to the applicable redemption fee specified below:

(A)            if the Holder Redemption Notice is given prior to or on the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 12% redemption fee shall apply;

(B)            if the Holder Redemption Notice is given after the first anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 10% redemption fee shall apply;

(C)            if the Holder Redemption Notice is given after the second anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a 8% redemption fee shall apply; and

(D)            if the Holder Redemption Notice is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then no redemption fee shall apply.

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(ii)            Within 30 days after the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Series 2 Redeemable Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (which the Company shall determine in its discretion) (the “Company Redemption Response”). If all or any portion of such Series 2 Redeemable Preferred Stock is to be repurchased by the Company, then the Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “Redemption Date”), which date shall be no more than 60 days after the giving of the Holder Redemption Notice, and the Company Redemption Response shall include the stock power, if required, described in paragraph (iv) below.

(iii)            On any Redemption Date and in accordance with this Section 9(a), the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under the Company’s Certificate of Incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such Holder of the applicable items described in paragraph (iv) below, redeem the shares specified in the Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the applicable Redemption Price.

(iv)           On or before a Redemption Date, the applicable Holder shall deliver to the Company a stock power duly executed (in the form provided by the Company together with the Company Redemption Response).

(v)            From and after the Redemption Date, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iv) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iv) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

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(vi)            If, on any Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in its Certificate of Incorporation (including all related certificates of designation), to redeem shares of Series 2 Redeemable Preferred Stock, or (B) cannot redeem shares of Series 2 Redeemable Preferred Stock without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied on a prorated basis and regardless of the order in which any Holder Redemption Notices shall have been received by the Company. If and so long as the redemption obligation with respect to shares of Series 2 Redeemable Preferred Stock has not been fully discharged, the Company shall not declare or make any dividend or other distribution on any junior class or series of capital stock or directly or indirectly redeem, purchase or otherwise acquire for any consideration any shares of a junior class or series of capital stock or discharge any optional redemption, sinking fund or other similar obligation in respect of any such junior class or series of capital stock; provided, however, that this restriction shall not apply to the repurchase by the Company of shares of (x) common stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, or (y) Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation of Series A Convertible Preferred Stock or terms superior to those contained within such Certificate of Designation of Series A Convertible Preferred Stock.

(b)          Redemption at the Option of the Company.

(i)            The Company shall have the right (but not the obligation) to redeem shares of Series 2 Redeemable Preferred Stock at a price per share equal to the Stated Value plus an amount equal to all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Company Redemption Date, as defined below (such amount, the “Redemption Price”); provided, however, that if the Company redeems any shares of Series 2 Redeemable Preferred Stock prior to the one-year anniversary of their issuance, then the Redemption Price shall include a premium equal to the amount by which the Redemption Price (calculated as above) is less than [●]% of the Stated Value of those shares. To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Series 2 Redeemable Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”); provided, however, that if the Company elects to redeem less than all of the Series 2 Redeemable Preferred Stock, it shall do so ratably among all Holders.

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(ii)           On the Company Redemption Date and in accordance with this Section 9(b), the Company will, at its option (to the extent it may then lawfully do so under the DGCL, and for so long as (A) a redemption is permitted under the Company’s Certificate of Incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii)          On or before the Company Redemption Date, each Holder whose shares are being redeemed under this Section 9(b) shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Company Redemption Notice).

(iv)          From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(c)          Repurchase in the Event of Death, Disability or Bankruptcy.

(i)            Subject to the terms of this Section 9(c), within 45 days of the death, Total Permanent Disability or Bankruptcy, as each such term is defined in paragraph (iv) below, of a Holder or Beneficial Holder, as defined below (a “Holder Repurchase Event”), the estate of such Holder or Beneficial Holder (in the event of death) or such Holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request that the Company repurchase, in whole but not in part, without penalty, the Series 2 Redeemable Preferred Stock held by such Holder (including Series 2 Redeemable Preferred Stock of the Holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (a “Repurchase Request”). Any such Repurchase Request shall identify the applicable Holder Repurchase Event. If Series 2 Redeemable Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (A) the surviving Holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or (B) the disabled or bankrupt Holder or Beneficial Holder (or his or her legal representative) upon the occurrence of a Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. If Series 2 Redeemable Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), then none of such co-Holders shall have the right to make a Repurchase Request unless a Holder Repurchase Event has occurred for each such co-Holder. A Holder that is not an individual natural person does not have the right to make a Repurchase Request.

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(ii)         Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Series 2 Redeemable Preferred Stock (the “Repurchase Date”), which date shall not be later than the 60th day after the Company is provided with facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the Holder Repurchase Event. On the Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under its Certificate of Incorporation (including related certificates of designation) and any Borrowing Agreements, pay the Holder or Beneficial Holder, or the estate of the Holder or Beneficial Holder, an amount per share equal to the Stated Value plus all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Repurchase Date (the “Repurchase Price”).

(iii)          From and after the Repurchase Date, (A) the shares being repurchased pursuant to the Repurchase Request shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder with respect to the shares being repurchased shall cease and terminate, excepting only the right to receive the Repurchase Price with respect to such shares (which right shall be contingent upon the Holder delivering a stock power relating to the shares to be repurchased); provided, however, that if as of the close of business on the Repurchase Date the Company has not paid the Repurchase Price (other than any case in which the Repurchase Price has not been paid due to a failure by the Holder to deliver a required stock power), then the shares to be repurchased shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(iv)         For purposes of this Section 9(c):

(A)            “Bankruptcy” means, with respect to a Beneficial Holder or Holder who is an individual natural person, the (1) commencement of a voluntary bankruptcy case by that Beneficial Holder or Holder; (2) consent to the entry of an order for relief against such Beneficial Holder or Holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of such Beneficial Holder or Holder or for all or substantially all of such person’s property;

(B)            “Beneficial Holder” means an individual natural person that holds a beneficial interest in Series 2 Redeemable Preferred Stock through a custodian or nominee, including a broker-dealer; and

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(C)            “Total Permanent Disability” means, with respect to a Beneficial Holder or Holder who is an individual natural person, a determination by a physician approved by the Company that such person, who was gainfully employed and working at least 40 hours per week as of the date on which Series 2 Redeemable Preferred Stock was purchased, has been unable to work 40 or more hours per week for at least 24 consecutive months.

10.          Conversion.

(a)          Conversions at Option of Holder. Holders have the right and option to partially convert their Series 2 Redeemable Preferred Stock, at any time and from time to time, into that number of shares of common stock determined by dividing the Stated Value of such shares of Series 2 Redeemable Preferred Stock by the Conversion Price, as defined below; provided, however, that:

(i)            no more than [●]% of the Stated Value of Series 2 Redeemable Preferred Stock originally purchased from the Company may be converted into common stock (i.e., no share of Series 2 Redeemable Preferred Stock originally purchased from the Company may be converted into more than [●] shares of common stock);

(ii)           no shares of Series 2 Redeemable Preferred Stock issued by the Company as Preferred Dividends, and no accrued but unpaid Preferred Dividends, may be converted into common stock; and

(iii)          upon the giving of a Company Redemption Notice, the right to convert shares of Series 2 Redeemable Preferred Stock that are subject to redemption shall be suspended through the Company Redemption Date.

Holders shall effect conversions by delivering to the Company a conversion notice in the form provided by the Company (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series 2 Redeemable Preferred Stock to be converted, and the date on which such conversion is to be effected (the “Conversion Date”), which date may not be prior to the date the applicable Notice of Conversion is delivered to the Company. If no Conversion Date is specified in a Notice of Conversion, then the Conversion Date shall be the date that such Notice of Conversion is deemed given under Section 15 below.

(b)          Conversion Price. The conversion price for the Series 2 Redeemable Preferred Stock shall be the volume-weighted average price of the Company’s common stock for the 20 trading days immediately prior to the date of conversion of such Series 2 Redeemable Preferred Stock (the “Conversion Price”), subject, however, to the applicable Conversion Price discount specified below:

(i)            if the Notice of Conversion is given prior to or on the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a [●]% discount on the Conversion Price shall apply;

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(ii)            if the Notice of Conversion is given after the third anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a [●]% discount on the Conversion Price shall apply;

(iii)            if the Notice of Conversion is given after the fourth anniversary of the issuance of such Series 2 Redeemable Preferred Stock and prior to or on the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then an [●]% discount on the Conversion Price shall apply; and

(iv)            if the Notice of Conversion is given after the fifth anniversary of the issuance of such Series 2 Redeemable Preferred Stock, then a [●]% discount on the Conversion Price shall apply.

Notwithstanding the foregoing, the Conversion Price shall in no event (including after the application of discount as specified above) be less than $[●] per share, subject, however, to equitable adjustment upon stock dividends, subdivisions or combinations, by reclassification or otherwise.

(c)          Mechanics of Conversion.

(i)            Not later than five business days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a certificate representing the Conversion Shares or shall deliver Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions. “Conversion Shares” means, collectively, the shares of common stock issued and issuable upon conversion of the shares of Series 2 Redeemable Preferred Stock in accordance with the terms hereof.

(ii)            Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate(s) are not delivered to or as directed by the applicable Holder by the Share Delivery Date, then such Holder shall be entitled to elect, by written notice to the Company at any time on or before such Holder’s receipt of such certificate(s), to rescind such Conversion Notice, in which event such Holder shall promptly return to the Company any common stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii)            Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of common stock, for the sole purpose of issuance upon conversion of the Series 2 Redeemable Preferred Stock as herein provided, free from preemptive rights or any other actual contingent-purchase rights, that number of shares of common stock that would be issuable upon the conversion of all then-outstanding shares of Series 2 Redeemable Preferred Stock eligible for conversion hereunder. The Company covenants that all shares of common stock so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

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(iv)            No Fractional Common Shares. No fractional common shares or scrip representing fractional common shares shall be issued upon the conversion of the Series 2 Redeemable Preferred Stock. As to any fraction of a common share which the Holder would otherwise be entitled to receive upon a conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price, or round up or down to the nearest whole share (with even halves rounded up).

(v)            Transfer Taxes and Expenses. The issuance of certificates representing shares of the common stock issued upon conversion of the Series 2 Redeemable Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders; and provided, further, that the Company shall not be required to issue or deliver such certificates unless or until the Holder requesting the issuance thereof has paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for the processing of any Notice of Conversion.

11.          No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series 2 Redeemable Preferred Stock.

12.         Fractional Shares. Series 2 Redeemable Preferred Stock may be issued in fractional shares.

13.          Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of certificates, if any, representing shares of Series 2 Redeemable Preferred Stock, and receipt of indemnity or security reasonably satisfactory to the Company (or in the case of mutilation, upon surrender and cancellation of the mutilated certificate), the Company shall cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate of like tenor.

14.          Holder of Record Deemed Absolute Owner. The Company may deem the Holder in whose name shares of Series 2 Redeemable Preferred Stock is registered upon the books and records of the Company to be, and may treat such Holder as, the absolute owner of the Series 2 Redeemable Preferred Stock for the purpose of paying Preferred Dividends, paying the Redemption Price, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Series 2 Redeemable Preferred Stock to the extent of the sum or sums so paid.

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15.            Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered in person, by overnight courier, by first-class mail (registered or certified, return-receipt requested), by facsimile or by email, in each case to the other’s address as provided below:

If to the Company:	GWG Holdings, Inc. 220 South Sixth Street, Suite 1200 Minneapolis, MN 55402 Attention: Chief Financial Officer Facsimile: (612) 746-0445
If to a Holder:	such Holder’s address as shown on the books and records of the Company or a more recent address that such Holder may have provided in writing to the Company.

If given in person, notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be (a) the date of the written receipt if delivered via overnight courier, (b) three days after the date on which the notice is mailed by first-class mail (registered or return-receipt requested), (c) the date on which the notice is transmitted by confirmed facsimile, or (d) the day after the notice is sent electronically to the email address on record (without receipt of any failure notice).

16.            Reacquired Shares. If any Series 2 Redeemable Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, then those shares shall be cancelled, and upon such cancellation shall be returned to the pool of authorized but undesignated and unissued shares of preferred stock of the Company, and thereafter may be reissued as part of a new series of preferred stock of the Company to be created by resolution of the Board as permitted by the DGCL and the Company’s Certificate of Incorporation.

17.            Severability. If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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IN WITNESS WHEREOF, GWG Holdings, Inc. has caused this Certificate of Designation to be signed by the undersigned on this ___ day of __________, 2017.

GWG HOLDINGS, INC.

William Acheson
Chief Financial Officer

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